Exhibit 99.1

omniQ Expands AI Access Control System to an Additional Major Medical Center in Texas.

●	Following the recent deployment in Ohio

●	Incorporates new features such as restricted access areas

●	Creates subscription-based revenue for omniQ

Salt Lake City, August 12, 2024 — OMNIQ Corp. (OTCQB: OMQS), a leading provider of Artificial Intelligence (AI)-based solutions, today announced the deployment of an advanced AI parking access control system at a second major medical center in partnership with WPS.

This innovative system is designed to enhance campus security and optimize parking management by allowing authorized vehicles access to specific areas while disallowing unauthorized vehicles.

The pricing model for this solution is based on a subscription fee, offering a cost-effective approach for clients while ensuring continuous innovation and support from OMNIQ.

The deployment utilizes OMNIQ’s proprietary AI-based License Plate Recognition (LPR) technology integrated with the customer’s proprietary permitting platform. This combination ensures real-time monitoring and precise control of parking areas, significantly improving security and operational efficiency.

OMNIQ provides access control for monthly parkers, LPR cameras, lane controllers, and handheld IoT devices for issuing citations. The company has also deployed mobile LPR vehicles to be used by parking enforcement officers, extending the reach and effectiveness of the system.

“We are excited to extend our new advanced access control features to another major medical center in Texas,” said Shai Lustgarten, CEO of OMNIQ. “This deployment highlights our dedication to using AI to address real-world issues and provide substantial value to our clients.”

The AI parking access control system is part of OMNIQ’s broader strategy to integrate AI-driven technologies across various sectors, including supply chain management, public safety, and smart city applications.

For more information, please visit www.omniq.com.

About OMNIQ Corp:

OMNIQ Corp. specializes in delivering advanced computerized and machine vision image processing solutions utilizing patented and proprietary AI technology. Their offerings encompass data collection, real-time surveillance, and monitoring systems for a variety of sectors, including supply chain management, homeland security, public safety, and traffic & parking management.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates, and projections and are not guarantees of future performance. Actual results may differ materially due to various factors. OMNIQ undertakes no obligation to update these statements.

Contact:

IR@omniq.com